Exhibit 99.1

Coty Inc. Reports Third Quarter Fiscal 2016 Results

On Track to Deliver Full Year 2016 Profit Targets

Very Good Progress on the P&G Merger and Hypermarcas Integration

NEW YORK--(BUSINESS WIRE)--May 3, 2016--Coty Inc. (NYSE:COTY) today announced financial results for the third quarter of fiscal year 2016, ended March 31, 2016.

Results at a glance	Three Months Ended March 31, 2016			Nine Months Ended March 31, 2016
		Change YoY			Change YoY
(in millions, except per share data)		Reported Basis	Constant Currency		Reported Basis	Constant Currency
Net revenues	$ 950.7	2%	5%	$3,273.5	(3%)	4%
Like-for-like*	(1%)			(1%)
Operating income - reported	23.0	(80%)		257.1	(39%)
Operating income - adjusted*	81.7	(19%)	(18%)	469.7	—%	7%
Net (loss) income - reported	(26.8)	<(100%)		187.9	(11%)
Net income - adjusted*	31.5	(50%)		387.0	17%
EPS (diluted) - reported	$ (0.08)	<(100%)		$0.53	(10%)
EPS (diluted) - adjusted*	$ 0.09	(50%)		$1.08	19%

* These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Third Quarter Fiscal 2016 Summary

  Net revenues of $950.7 million declined 1% like-for-like and increased 2% as reported
  Adjusted operating income of $81.7 million decreased 19% from $100.9 million in the prior-year period
  Reported net (loss) income of $(26.8) million decreased from $75.5 million in the prior-year period
  Adjusted net income of $31.5 million decreased from $63.6 million in the prior-year period
  Adjusted earnings per diluted share of $0.09 decreased from $0.18 in the prior-year period
  Net cash (used in) provided by operating activities was $(71.8) million compared to $33.2 million in the prior-year period

First Nine Months Fiscal 2016 Summary

  Net revenues of $3,273.5 million declined 1% like-for-like and decreased 3% as reported
  Adjusted operating income of $469.7 million was flat with the prior-year period
  Reported net income of $187.9 million decreased from $211.5 million in the prior-year period
  Adjusted net income of $387.0 million increased from $329.8 million in the prior-year period, reflecting the favorable tax settlement of $113.3 million in the first nine months of fiscal 2016 compared to the favorable tax settlement of $32.5 million in the first nine months of fiscal 2015
  Adjusted earnings per diluted share of $1.08 increased from $0.91 in the prior-year period
  Net cash provided by operating activities was $445.3 million compared to $388.2 million in the prior-year period

Commenting on the merger progress and Q3 financial results, Bart Becht, Chairman and Interim CEO said:

"Q3 revenues were consistent with our expectations for muted like-for-like trends through the end of the fiscal year, as we gradually rationalize non-strategic product lines and businesses. Power brands on the other hand continued to outperform the overall business both for the quarter and fiscal year-to-date. While Q3 adjusted operating income was down due to one-off items and fiscal year-to-date adjusted operating income is largely flat, we continue to target high single digit growth for the full year adjusted operating income at constant rates largely offset by negative FX impact.

On the merger and acquisition side, integration efforts are well underway for both the Bourjois business and the Brazilian Beauty Business acquired from Hypermarcas. We remain confident regarding the financial benefits of both transactions. Regarding the P&G Beauty Brands transaction, on April 22 we filed a Registration Statement on Form S-4 detailing the transaction and the historical results of the P&G Beauty Brands, as well as a Supplemental Financial Overview with bridged revenue and EBITDA. We will provide a more comprehensive update on the transaction, including estimated cost synergies, which we expect to be higher, one-time costs, and working capital benefits, on the investor call at 8:00am EDT. We have made very good progress both in terms of preparing for the integration and the steps needed to realize the financial benefits of this transaction, and we now expect the transaction to close in October.

In summary, we believe we are well on track to build a healthy platform for Coty to become a global leader and challenger in the beauty industry and provide the right basis to drive profitable growth and deliver shareholder value over time."

Basis of Presentation and Exceptional Items

The term “like-for-like” describes the performance of the business on a comparable basis, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” excludes the impact of acquisition related costs, nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs to the extent applicable. Refer to “Non-GAAP Financial Measures” for a definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues and adjusted operating income are presented on an actual and a constant currency basis. Net revenues are also reported on an adjusted basis and like-for-like. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Selling, general and administrative expense (SG&A), effective tax rate, cash tax rate, gross margin, net income, operating income and operating income margin are presented on an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Third Quarter Fiscal 2016 Summary Operating Review

Net revenues of $950.7 million decreased 1% like-for-like and increased 2% as reported from the prior-year period. Moderate like-for-like growth in Color Cosmetics was offset by modest like-for-like declines in Fragrances and pressure in Skin & Body Care. The 1% like-for-like increase in the Color Cosmetics segment was driven by growth in our power brand Rimmel, while lower Sally Hansen revenues reflected the decline in the U.S. retail nail market. Fragrances modestly declined 1% like-for-like, as growth in Marc Jacobs supported by innovation did not offset declines in several brands. Skin & Body Care declined 5% like-for-like as continued strength in adidas was offset by a decline in philosophy and Playboy. The acquisition of the Brazilian Beauty Business from Hypermarcas, which closed on February 1, 2016, contributed $14.3 million in revenues, with revenues negatively impacted by a change in commercial terms to conform with Coty's standards. By geographic region, strong like-for-like growth in Asia Pacific and EMEA was offset by declines in the Americas. Asia Pacific net revenues grew 6% like-for-like, reflecting growth in China, Australia, Japan and Travel Retail. EMEA revenues increased 4% like-for-like, as growth in Germany, Eastern Europe, and the Middle East was partially offset by declines in the UK and regional exports. Americas net revenues decreased 8% like-for-like, reflecting declines primarily in the U.S.

Adjusted gross margin of 61.8% increased from 61.6% in the prior-year period, driven primarily by a lower level of promotional and discounted pricing activity.

Adjusted SG&A expense increased from the prior year period. As a percentage of net revenues, adjusted SG&A increased to 51.0% from 48.8% in the prior-year period, primarily driven by higher share based compensation as well as the incurrence of costs related to the Brazilian Beauty Business, without a commensurate level of revenue.

Operating income decreased to $23.0 million from $114.7 million in the prior-year period. The reported operating income decrease primarily reflected acquisition related costs and higher SG&A expense.

Adjusted operating income decreased 19% to $81.7 million from $100.9 million in the prior-year period, in part reflecting the one-time non-recurring negative impact of the Brazilian Beauty Business. As a percentage of net revenues, adjusted operating margin decreased 230 basis points to 8.6% from 10.9%.

Adjusted effective tax rate was 26.4% compared to 16.1% in the prior-year period. The adjusted cash tax rate for the nine months ending March 31, 2016 was 22.2%.

Net (loss) income decreased to $(26.8) million from $75.5 million in the prior-year period, reflecting lower operating income and higher interest and other expenses.

Adjusted net income decreased to $31.5 million from $63.6 million in the prior-year period, primarily reflecting lower adjusted operating income and higher interest expense. As a percentage of net revenues, adjusted net income margin decreased to 3.3% from 6.9% in the prior-year period.

Cash Flows

  Net cash (used in) provided by operating activities in the quarter was $(71.8) million, compared to $33.2 million in the prior-year period, primarily as a result of acquisition and restructuring costs, and the Brazilian Beauty Business acquisition.
  Free cash flow was $(108.7) million in the quarter compared to $(28.7) million in the prior-year period.
  No shares were repurchased during the quarter.
  Net debt increased by $1,470.5 million to $3,763.9 million from $2,293.4 million at June 30, 2015 driven by borrowings in connection with the acquisition of the Brazilian Beauty Business, and the shares repurchased in the first half of the fiscal year, partially offset by strong free cash flow.

Third Quarter Fiscal 2016 Business Review by Segment

	Three Months Ended March 31,
	Net Revenues				Change			Adjusted Operating Income				Change
(in millions)	2016		2015		Reported Basis	Constant Currency	Like-for-like	2016		2015		Reported Basis	Constant Currency
Fragrances	$	415.4	$	431.3	(4%)	(1%)	(1%)	$	31.4	$	59.0	(47%)	(47%)
Color Cosmetics	374.3		336.6		11%	15%	1%	47.8		39.5		21%	25%
Skin & Body Care	146.7		165.9		(12%)	(9%)	(5%)	9.1		2.4		>100%	>100%
Brazil Acquisition	$	14.3	$	—	N/A	N/A	N/A	$	(6.6)	$	—	N/A	N/A
Total	$	950.7	$	933.8	2%	5%	(1%)	$	81.7	$	100.9	(19%)	(18%)

Fragrances

  Fragrances net revenues modestly decreased 1% like-for-like as continued portfolio improvement efforts, particularly in the celebrity and lifestyle fragrances in the mass channel, were not offset by growth in Marc Jacobs and contribution from Miu Miu.
  Adjusted operating income for Fragrances decreased 47% to $31.4 million from $59.0 million in the prior-year period, resulting in a 7.6% adjusted operating income margin, a decrease of 610 basis points versus the prior-year period, partially driven by increased advertising & promotion investment.

Color Cosmetics

  Color Cosmetics net revenues increased 1% like-for-like driven by strong growth in Rimmel, while lower Sally Hansen revenues reflected the decline in the U.S. retail nail market.
  Adjusted operating income for Color Cosmetics increased 21% to $47.8 million from $39.5 million in the prior-year period, resulting in a 12.8% adjusted operating income margin, an increase of 110 basis points compared to the prior-year period.

Skin & Body Care

  Skin & Body Care net revenues declined 5% like-for-like as continued strength in adidas was offset by a decline in philosophy and Playboy.
  Adjusted operating income for Skin & Body Care increased to $9.1 million from $2.4 million in the prior-year period, resulting in a 6.2% adjusted operating income margin, an increase of 470 basis points compared to the prior-year period.

Brazil Acquisition

  The acquisition of the Brazilian Beauty Business, which closed on February 1, 2016, contributed $14.3 million in revenues, with revenues negatively impacted by a change in commercial terms to conform with Coty's standards. On a sell-out basis for the quarter, the business significantly outperformed the segments in which it competes in Brazil.
  Consequently, the adjusted operating loss for the Brazilian Beauty Business totaled $(6.6) million driven by the incurrence of the costs related to the Brazilian Beauty Business, without a commensurate level of revenue.

Third Quarter Fiscal 2016 Business Review by Geographic Region

	Three Months Ended March 31,
	Net Revenues				Change
(in millions)	2016		2015		Reported Basis	Constant Currency	Like-for-like
Americas	$	366.0	$	394.8	(7%)	(4%)	(8%)
EMEA	467.6		419.5		11%	15%	4%
Asia Pacific	117.1		119.5		(2%)	2%	6%
Total	$	950.7	$	933.8	2%	5%	(1%)

Americas

  The net revenues like-for-like decrease in the region reflects declines primarily in the U.S. and Travel Retail.
  Key growth brands in the region include power brands Marc Jacobs and adidas.

Europe, the Middle East & Africa

  The like-for-like increase in net revenues in the region was driven by growth in Germany, Eastern Europe, and the Middle East, partially offset by declines in the UK and regional exports.
  Key growth brands in the region include power brands Marc Jacobs, Davidoff, and Rimmel.

Asia Pacific

  Net revenues like-for-like growth in the region reflected growth in China, Travel Retail, Japan and Australia.
  Key growth brands in the region include power brands Marc Jacobs, Rimmel and adidas.

Outlook for Fiscal 2016 Full Year

The Company remains focused on growing its power brands around the world through innovation, strong support levels and improved “in-market” execution. The Company remains focused on cost optimization opportunities to improve profitability and to provide for investment in its power brands. For the full fiscal year, like-for-like revenue performance is expected to remain consistent with the year-to-date trend. Adjusted operating income is expected to be in line with the prior year due to the impact of foreign exchange, with high single digit growth on a constant currency basis.

Other noteworthy company developments include:

  Unconditional antitrust approval was received from the European Commission in connection with the P&G Beauty Brands transaction. The Company had previously received antitrust approval from the U.S., and several other countries.
  An incremental EUR 465 million term loan financing was secured under its existing credit facilities.
  On April 22, the Company filed a Registration Statement on Form S-4 related to the transaction with the P&G Beauty Brands.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, May 3, 2016 to discuss its results and provide an update on the P&G Beauty Brands transaction. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 4003430). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 4003430).

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2016. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “committed”, “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

  the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;
  the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its acquisitions of Bourjois, Beamly, and the Brazilian Beauty Business, and the Company's expected transactions with The Procter & Gamble Company (“P&G”) to acquire certain assets related to P&G’s global fine fragrances, salon professional, retail hair & cosmetics businesses, along with select hair styling brands (the "P&G Beauty Brands");
  the Company’s ability to implement the Acquisition Integration Program and Organizational Redesign restructuring program as planned and the success of the programs in delivering anticipated improvements and efficiencies;
  risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;
  dependence on certain licenses, entities performing outsourced functions and third-party suppliers;
  the Company’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in the Company’s products and the Company’s and its brand partners’ abilities to protect their respective reputations;
  the ability and willingness of the Company’s business partners to deliver under the Company’s agreements with them;
  administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
  impairments to the Company’s goodwill and other assets;
  global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;
  the Company’s ability to manage seasonal variability;
  consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;
  disruptions in operations;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches; changes in laws, regulations and policies that affect the Company’s business or products
  and
  the illegal distribution and sale by third parties of counterfeit versions of the Company’s products.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 under “Cautionary Statement on Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P&G Beauty Brands” in the Company’s Registration Statement on Form S-4 filed on April 22, 2016, and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents growth on a like-for-like basis. The Company believes that like-for-like growth better enables management and investors to analyze and compare the Company's organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the Bourjois acquisition, the Brazilian Beauty Business acquisition the discontinuation of the TJoy brand, and the reorganization of the Company's mass business in China, and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of the Company's net revenues like-for-like growth, see the table entitled “Reconciliation of Reported Net revenues to Like-For-Like Net Revenues.” For a reconciliation of the Company's like-for-like growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare the underlying business results from period to period. In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company excludes the impact of acquisition related costs, nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs, to the extent applicable. The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company presents net working capital, which is defined as Accounts Receivable plus Inventory minus Accounts Payable, which can be found in the “Consolidated Balance Sheet.”

The Company also presents free cash flow and the cash conversion ratio. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.” The cash conversion ratio is defined as net cash provided by operating activities divided by the adjusted operating income.

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC.

SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$ 950.7	$—	$ 950.7	$31.5	$982.2
Cost of sales	369.0	(5.4)	363.6	15.0	378.6
Gross profit	581.7	5.4	587.1	16.5	603.6
Gross margin	61.2%		61.8%		61.5%
Selling, general and administrative expenses	494.2	(9.7)	484.5	15.4	499.9
as % of Net revenues	52.0%		51.0%		50.9%
Amortization expense	20.9	—	20.9	0.5	21.4
Restructuring costs	6.6	(6.6)	—	—	—
Acquisition-related costs	37.0	(37.0)	—	—	—
Operating income	23.0	58.7	81.7	0.6	82.3
as % of Net revenues	2.4%		8.6%		8.4%
Interest expense, net	25.1	4.6	29.7
Other expense (income), net	6.6	(6.2)	0.4
Loss on early extinguishment of debt	—	—	—
(Loss) income before income taxes	(8.7)	60.3	51.6
Provision for income taxes	11.6	2.0	13.6
Net (loss) income	(20.3)	58.3	38.0
Net income attributable to noncontrolling interests	2.4	—	2.4
Net income attributable to redeemable noncontrolling interests	4.1	—	4.1
Net (loss) income attributable to Coty Inc.	$ (26.8)	$58.3	$ 31.5
as % of Net revenues	(2.8%)		3.3%

EPS (diluted)	$ (0.08)		$ 0.09

	Three Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$ 933.8	$(6.4)	$ 927.4
Cost of sales	351.8	3.9	355.7
Gross profit	582.0	(10.3)	571.7
Gross margin	62.3%		61.6%
Selling, general and administrative expenses	445.0	7.7	452.7
as % of Net revenues	47.7%		48.8%
Amortization expense	18.1	—	18.1
Restructuring costs	3.9	(3.9)	—
Acquisition-related costs	0.3	(0.3)	—
Operating income	114.7	(13.8)	100.9
as % of Net revenues	12.3%		10.9%
Interest expense, net	17.6	—	17.6
Other income, net	(0.5)	—	(0.5)
Income before income taxes	97.6	(13.8)	83.8
Provision for income taxes	15.4	(1.9)	13.5
Net income	82.2	(11.9)	70.3
Net income attributable to noncontrolling interests	2.9	—	2.9
Net income attributable to redeemable noncontrolling interests	3.8	—	3.8
Net income attributable to Coty Inc.	$ 75.5	$(11.9)	$ 63.6
as % of Net revenues	8.1%		6.9%

EPS (diluted)	$ 0.21		$ 0.18
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$ 3,273.5	$—	$ 3,273.5	$222.8	$3,496.3
Cost of sales	1,280.4	(9.0)	1,271.4	91.8	1,363.2
Gross profit	1,993.1	9.0	2,002.1	131.0	2,133.1
Gross margin	60.9%		61.2%		61.0%
Selling, general and administrative expenses	1,493.9	(20.5)	1,473.4	99.5	1,572.9
as % of Net revenues	45.6%		45.0%		45.0%
Amortization expense	59.0	—	59.0	1.8	60.8
Restructuring costs	79.3	(79.3)	—	—	—
Acquisition-related costs	98.3	(98.3)	—
Asset impairment charges	5.5	(5.5)	—	—	—
Operating income	257.1	212.6	469.7	29.7	499.4
as % of Net revenues	7.9%		14.3%		14.3%
Interest expense, net	55.7	13.1	68.8
Other expense (income), net	30.4	(30.4)	—
Loss on early extinguishment of debt	3.1	(3.1)	—
Income before income taxes	167.9	233.0	400.9
Benefit for income taxes	(42.5)	33.9	(8.6)
Net income	210.4	199.1	409.5
Net income attributable to noncontrolling interests	12.1	—	12.1
Net income attributable to redeemable noncontrolling interests	10.4	—	10.4
Net income attributable to Coty Inc.	$ 187.9	$199.1	$ 387.0
as % of Net revenues	5.7%		11.8%

EPS (diluted)	$ 0.53		$ 1.08

	Nine Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$ 3,375.7	$(7.1)	$ 3,368.6
Cost of sales	1,342.9	(0.4)	1,342.5
Gross profit	2,032.8	(6.7)	2,026.1
Gross margin	60.2%		60.1%
Selling, general and administrative expenses	1,500.5	1.2	1,501.7
as % of Net revenues	44.5%		44.6%
Amortization expense	55.5	—	55.5
Restructuring costs	56.4	(56.4)	—
Acquisition-related costs	1.9	(1.9)	—
Operating income	418.5	50.4	468.9
as % of Net revenues	12.4%		13.9%
Interest expense, net	56.3	—	56.3
Loss on extinguishment of debt	88.8	(88.8)	—
Other income, net	(0.2)	—	(0.2)
Income before income taxes	273.6	139.2	412.8
Provision for income taxes	39.8	19.7	59.5
Net income	233.8	119.5	353.3
Net income attributable to noncontrolling interests	14.0	1.2	15.2
Net income attributable to redeemable noncontrolling interests	8.3	—	8.3
Net income attributable to Coty Inc.	$ 211.5	$118.3	$ 329.8
as % of Net revenues	6.3%		9.8%

EPS (diluted)	$ 0.59		$ 0.91

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Operating Income	23.0	114.7	(80%)	257.1	418.5	(39%)
% of Net revenues	2.4%	12.3%		7.9%	12.4%
Costs related to acquisition activities (a)	42.4	0.3	>100%	107.3	5.3	>100%
Restructuring and other business realignment costs (b)	15.3	7.7	99%	98.5	64.2	53%
Asset impairment charges (c)	—	—	N/A	5.5	—	N/A
Share-based compensation expense adjustment (d)	1.0	(2.2)	>100%	1.3	0.6	>100%
China Optimization (e)	—	(19.6)	100%	—	(19.0)	100%
Real estate consolidation program costs (f)	—	—	N/A	—	(0.7)	100%
Total adjustments to Reported Operating Income	58.7	(13.8)	>100%	212.6	50.4	>100%
Adjusted Operating Income	81.7	100.9	(19%)	469.7	468.9	—%
% of Net revenues	8.6%	10.9%		14.3%	13.9%

(a) In the three months ended March 31, 2016, we incurred $42.4 of costs related to acquisition activities. We recognized Acquisition-related costs of $37.0, in the Condensed Consolidated Statements of Operations. These costs can include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which can include compensation related expenses for dedicated internal resources. We also incurred $5.4 of costs primarily reflecting revaluation of acquired inventory in connection with the Brazilian Beauty Business acquisition, included in Cost of sales in the Condensed Consolidated Statements of Operations. In the three months ended March 31, 2015, we incurred $0.3 of acquisition-related costs associated with the Bourjois acquisition.

In the nine months ended March 31, 2016, we incurred $107.3 of costs related to acquisition activities. We recognized Acquisition-related costs of $98.3, included in the Condensed Consolidated Statements of Operations. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred $9.0 of costs primarily reflecting revaluation of acquired inventory in connection with the Brazilian Beauty Business and Bourjois acquisitions, included in Cost of sales in the Condensed Consolidated Statements of Operations. In the nine months ended March 31, 2015, we incurred $5.3 related to revaluation of acquired inventory of $3.4 and $1.9 related to the Bourjois acquisition, included in Cost of sales and Acquisition-related costs in the Condensed Consolidated Statements of Operations, respectively.

(b) In the three months ended March 31, 2016, we incurred Restructuring costs of $6.6 primarily related to Organizational Redesign and Acquisition Integration Program costs, included in the Condensed Consolidated Statements of Operations and business structure realignment costs of $8.7 primarily related to our Organizational Redesign and the 2013 Productivity Program, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the three months ended March 31, 2015, we incurred Restructuring costs of $4.3 primarily related to Organizational Redesign, included in the Condensed Consolidated Statements of Operations. These costs exclude $0.4 of income related to the refinement of estimates associated with China Optimization. See “China Optimization”. We incurred business structure realignment costs of $3.4 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

In the nine months ended March 31, 2016, we incurred Restructuring costs of $79.3 primarily related to the Acquisition Integration Program and Organizational Redesign. We incurred business structure realignment costs of $19.2 primarily related to our Organizational Redesign and 2013 Productivity Program, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the nine months ended March 31, 2015, we incurred Restructuring costs of $56.9, included in the Condensed Consolidated Statements of Operations, which is primarily related to Organizational Redesign. These costs exclude $0.5 of income related to the refinement of estimates associated with China Optimization. See “China Optimization”. We also incurred business structure realignment costs of $7.3 primarily related to our Organizational Redesign and certain other programs, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(c) In the three months ended March 31, 2016 and 2015, we did not incur any asset impairment charges. In the nine months ended March 31, 2016, asset impairment charges of $5.5 were reported in the Condensed Consolidated Statements of Operations. The impairment represents the write-off of long-lived assets in Southeast Asia consisting of customer relationships reported in Corporate. In the nine months ended March 31, 2015, we did not incur any asset impairment charges.

(d) In the three and nine months ended March 31, 2016 and 2015, the increase in share-based compensation expense adjustments reflects higher forfeitures in the three months ending March 31, 2015, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(e) In the three and nine months ended March 31, 2016, we did not incur any costs related to China Optimization. In the three months ended March 31, 2015, we incurred income of $19.6 related to China Optimization, of which $8.9, $6.4, $3.9, and $0.4 was recorded in selling, general, and administrative expenses, net revenues, cost of sales and restructuring costs in the Condensed Consolidated Statements of Operations, respectively. Income of $8.1 primarily reflects changes in estimates associated with pre-restructuring related activities. We primarily attribute the changes in estimates to the sale of the TJoy brand and supporting production facility to a single buyer at the beginning of the third quarter, allowing the brand to remain viable in the marketplace. We believe that this resulted in lower than initially estimated returns, customer incentives payments and related costs. Income of $19.4 and $0.4 related to China Optimization was reported in Skin & Body Care and Corporate, respectively, and costs of $0.2 related to China Optimization were reported in Color Cosmetics. In the nine months ended March 31, 2015, we incurred income of $19.0 related to China Optimization, of which $8.4, $7.1, $3.0, and $0.5 was recorded in selling, general, and administrative expenses, net revenues, cost of sales and restructuring costs in the Condensed Consolidated Statements of Operations, respectively. Income of $7.5 primarily reflects changes in estimates associated with pre-restructuring related activities. We primarily attribute the changes in estimates to the sale of the TJoy brand and supporting production facility to a single buyer in the three months ended March 31, 2015, allowing the brand to remain viable in the marketplace. We believe that this resulted in lower than initially estimated returns, customer incentives payments and related costs. Income of $17.7, $0.8 and $0.5 related to China Optimization was reported in Skin & Body Care, Color Cosmetics and Corporate, respectively.

(f) In the three and nine months ended March 31, 2016, we did not incur any real estate consolidation program costs. In the nine months ended March 31, 2015, we incurred $0.7 of income related to refinement of lease loss expense estimates in connection with the consolidation of real estate in New York, recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$(8.7)	$11.6	(133.3)%	$97.6	$15.4	15.8%
Adjustments to Reported Operating Income (a)	58.7	1.9		(13.8)	(1.9)
Other Adjustments	1.6	0.1		—	—
Adjusted Income Before Taxes	$51.6	$13.6	26.4%	$83.8	$13.5	16.1%

(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$51.6	29.4	57.0%	$83.8	39.8	47.5%

	Nine Months Ended March 31, 2016			Nine Months Ended March 31, 2015
(in millions)	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$167.9	$(42.5)	(25.3)%	$273.6	$39.8	14.5%
Adjustments to Reported Operating Income (a)	212.6	30.9		50.4	7.1
Other Adjustments	20.4	3.0		88.8	12.6
Adjusted Income Before Taxes	$400.9	$(8.6)	(2.1%)	$412.8	$59.5	14.4%

(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$400.9	89.0	22.2%	$412.8	83.2	20.2%

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Net Income Attributable to Coty Inc.	$(26.8)	$75.5	<(100%)	$187.9	$211.5	(11%)
% of Net revenues	(2.8%)	8.1%		5.7%	6.3%
Adjustments to Reported Operating Income (a)	58.7	(13.8)	>100%	212.6	50.4	>100%
Adjustments to Other Expense (b)	6.2	—	N/A	30.4	—	N/A
Adjustments to Interest Expense (c)	(4.6)	—	N/A	(13.1)	—	N/A
Loss on early extinguishment of debt (d)	—	—	N/A	3.1	88.8	(97%)
Adjustments to noncontrolling interest expense (e)	—	—	N/A	—	(1.2)	100%
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	(2.0)	1.9	<(100%)	(33.9)	(19.7)	(72%)
Adjusted Net Income Attributable to Coty Inc.	$31.5	$63.6	(50%)	$387.0	$329.8	17%
% of Net revenues	3.3%	6.9%		11.8%	9.8%

Per Share Data
Adjusted weighted-average common shares
Basic	337.9	344.7		347.8	350.9
Diluted	346.0	354.8		356.9	360.7
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.09	$0.18		$1.11	$0.94
Diluted	$0.09	$0.18		$1.08	$0.91

(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”

(b) We incurred losses on foreign currency contracts of $5.4 in the three months ended March 31, 2016 and $29.6 in the nine months ended March 31, 2016 related to payments in connection with the Brazilian Beauty Business acquisition and expenses of $0.8 related to the purchase of the remaining mandatorily redeemable financial interest in a subsidiary, included in Other expense (income), net in the Condensed Consolidation Statements of Operations.

(c) The three months ended March 31, 2016, reflects a net gain of $4.6 on the revaluation of intercompany loans used to facilitate payments to Hypermarcas S.A. for the Brazilian Beauty Business acquisition, included in Interest expense, net in the Condensed Consolidated Statements of Operations. In the nine months ended March 31, 2016, the amount primarily represents one-time gains of $11.1 on short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated portion of the Term Loan B Facility and a net gain of $2.0 on the revaluation of intercompany loans including the impact of derivative contracts used to hedge intercompany loans to Hypermarcas S.A for the Brazilian Beauty Business acquisition, included in Interest expense, net in the Condensed Consolidated Statements of Operations.

(d) In the nine months ended March 31, 2016, the amount represents the write-off of deferred financing costs in connection with the refinancing of the Prior Coty Inc. Credit Facilities, included in Loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations. In the nine months ended March 31, 2015, the loss on early extinguishment of debt associated with the repurchase of our previously existing Senior Notes is included in Loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations.

(e) In the nine months ended March 31, 2015, noncontrolling interest expense related to the revaluation of inventory buyback associated with the conversion from a distributor to subsidiary distribution model in a select emerging market, included in net income attributable to noncontrolling interests in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2016	2015	2016	2015
Net cash (used in) provided by operating activities	$(71.8)	$33.2	$445.3	$388.2
Capital expenditures	(36.9)	(31.9)	(115.3)	(135.0)
Additions of goodwill	—	(30.0)	—	(30.0)
Free cash flow	$(108.7)	$(28.7)	$330.0	$223.2

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2016	2015	Reported Basis	Constant Currency	Like-for-like	2016	2015	Reported Basis	Constant Currency
Fragrances	$415.4	$431.3	(4%)	(1%)	(1%)	$31.4	$59.0	(47%)	(47%)
Color Cosmetics	374.3	336.6	11%	15%	1%	47.8	39.5	21%	25%
Skin & Body Care	146.7	165.9	(12%)	(9%)	(5%)	9.1	2.4	>100%	>100%
Brazil Acquisition	$14.3	$—	N/A	N/A	N/A	$(6.6)	$—	N/A	N/A
Total	$950.7	$933.8	2%	5%	(1%)	$81.7	$100.9	(19%)	(18%)

	Nine Months Ended March 31,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2016	2015	Reported Basis	Constant Currency	Like-for-like	2016	2015	Reported Basis	Constant Currency
Fragrances	$1,590.5	$1,763.9	(10%)	(4%)	(4%)	$269.0	$325.0	(17%)	(11%)
Color Cosmetics	1,140.0	1,021.2	12%	19%	4%	163.9	121.0	35%	41%
Skin & Body Care	528.7	590.6	(10%)	(3%)	(2%)	43.4	22.9	90%	>100%
Brazil Acquisition	$14.3	$—	N/A	N/A	N/A	$(6.6)	$—	N/A	N/A
Total	$3,273.5	$3,375.7	(3%)	4%	(1%)	$469.7	$468.9	—%	7%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended March 31,
	Net Revenues		Change
(in millions)	2016	2015	Reported Basis	Constant Currency	Like-for-like
Americas	$366.0	$394.8	(7%)	(4%)	(8%)
EMEA	467.6	419.5	11%	15%	4%
Asia Pacific	117.1	119.5	(2%)	2%	6%
Total	$950.7	$933.8	2%	5%	(1%)

	Nine Months Ended March 31,
	Net Revenues		Change
(in millions)	2016	2015	Reported Basis	Constant Currency	Like-for-like
Americas	$1,208.8	$1,291.0	(6%)	(4%)	(5%)
EMEA	1,669.6	1,668.9	0%	9%	0%
Asia Pacific	395.1	415.8	(5%)	3%	4%
Total	$3,273.5	$3,375.7	(3%)	4%	(1%)

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Net Revenues	$950.7	$933.8	2%	$3,273.5	$3,375.7	(3%)
Bourjois acquisition	46.7	—	N/A	138.3	—	N/A
Brazil Acquisition	14.3	—	N/A	14.3	—	N/A
TJoy discontinuation and China Optimization	—	6.5	(100%)	—	8.0	(100%)
Net Revenues (excluding TJoy Discontinuation, China Optimization, Bourjois, and Brazil Acquisition)	$889.7	$927.3	(4%)	$3,120.9	$3,367.7	(7%)
Net Revenue at Constant Rates	$982.2	$933.8	5%	$3,496.3	$3,375.7	4%
Net Revenues at Constant Rate (excluding TJoy Discontinuation, China Optimization, Bourjois, and Brazil Acquisition)	$917.0	$927.3	(1%)	$3,323.8	$3,367.7	(1%)

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$ 31.4	$—	$ 31.4	$ (0.1)	$ 31.3
Color Cosmetics	47.8	—	47.8	1.5	49.3
Skin and Body Care	9.1	—	9.1	(0.2)	8.9
Brazil Acquisition	(6.6)	—	(6.6)	(0.5)	(7.1)
Corporate	(58.7)	(58.7)	—	—	—
Total	$ 23.0	$(58.7)	$ 81.7	$ 0.7	$ 82.4

OPERATING MARGIN
Fragrances	7.6%		7.6%		7.3%
Color Cosmetics	12.8%		12.8%		12.7%
Skin and Body Care	6.2%		6.2%		5.9%
Brazil Acquisition	(46.2%)		(46.2%)		(42.0%)
Corporate	N/A		N/A		N/A
Total	2.4%		8.6%		8.4%

	Three Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$ 59.0	$—	$ 59.0
Color Cosmetics	39.3	(0.2)	39.5
Skin and Body Care	21.8	19.4	2.4
Corporate	(5.4)	(5.4)	—
Total	$ 114.7	$13.8	$ 100.9

OPERATING MARGIN
Fragrances	13.7%		13.7%
Color Cosmetics	11.7%		11.7%
Skin and Body Care	13.1%		1.5%
Corporate	N/A		N/A
Total	12.3%		10.9%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$ 269.0	$—	$ 269.0	$ 19.1	$ 288.1
Color Cosmetics	163.9	—	163.9	7.2	171.1
Skin and Body Care	43.4	—	43.4	3.9	47.3
Brazil Acquisition	(6.6)	—	(6.6)	(0.5)	(7.1)
Corporate	(212.6)	(212.6)	—	—	—
Total	$ 257.1	$(212.6)	$ 469.7	$ 29.7	$ 499.4

OPERATING MARGIN
Fragrances	16.9%		16.9%		17.1%
Color Cosmetics	14.4%		14.4%		14.0%
Skin and Body Care	8.2%		8.2%		8.3%
Brazil Acquisition	(46.2%)		(46.2%)		(42.0%)
Corporate	N/A		N/A		N/A
Total	7.9%		14.3%		14.3%

	Nine Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$ 325.0	$—	$ 325.0
Color Cosmetics	121.8	0.8	121.0
Skin and Body Care	40.6	17.7	22.9
Corporate	(68.9)	(68.9)	—
Total	$ 418.5	$(50.4)	$ 468.9

OPERATING MARGIN
Fragrances	18.4%		18.4%
Color Cosmetics	11.9%		11.9%
Skin and Body Care	6.9%		3.9%
Corporate	N/A		N/A
Total	12.4%		13.9%

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2016	2015	2016	2015
Net revenues	$ 950.7	$ 933.8	$3,273.5	$3,375.7
Cost of sales	369.0	351.8	1,280.4	1,342.9
as % of Net revenues	38.8%	37.7%	39.1%	39.8%
Gross profit	581.7	582.0	1,993.1	2,032.8
Gross margin	61.2%	62.3%	60.9%	60.2%

Selling, general and administrative expenses	494.2	445.0	1,493.9	1,500.5
as % of Net revenues	52.0%	47.7%	45.6%	44.5%
Amortization expense	20.9	18.1	59.0	55.5
Restructuring costs	6.6	3.9	79.3	56.4
Acquisition-related costs	37.0	0.3	98.3	1.9
Asset impairment charges	—	—	5.5	—
Operating income	23.0	114.7	257.1	418.5
as % of Net revenues	2.4%	12.3%	7.9%	12.4%
Interest expense, net	25.1	17.6	55.7	56.3
Loss on extinguishment of debt	—	—	3.1	88.8
Other income	6.6	(0.5)	30.4	(0.2)
(Loss) income before income taxes	(8.7)	97.6	167.9	273.6
as % of Net revenues	(0.9%)	10.5%	5.1%	8.1%
Benefit for income taxes	11.6	15.4	(42.5)	39.8
Net (loss) income	(20.3)	82.2	210.4	233.8
as % of Net revenues	(2.1%)	8.8%	6.4%	6.9%
Net income attributable to noncontrolling interests	2.4	2.9	12.1	14.0
Net income attributable to redeemable noncontrolling interests	4.1	3.8	10.4	8.3
Net (loss) income attributable to Coty Inc.	$ (26.8)	$ 75.5	$187.9	$211.5
as % of Net revenues	(2.8%)	8.1%	5.7%	6.3%
Net (loss) income attributable to Coty Inc. per common share:
Basic	$ (0.08)	$ 0.22	$0.54	$0.60
Diluted	$ (0.08)	$ 0.21	$0.53	$0.59
Weighted-average common shares outstanding:
Basic	337.9	344.7	347.8	350.9
Diluted	337.9	354.8	356.9	360.7

Cash dividend declared per common share	$ —	$ —	$0.25	$0.20

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	March 31, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$366.6	$341.3
Trade receivables—less allowances of $20.2 and $19.6, respectively	661.5	679.6
Inventories	579.1	557.8
Prepaid expenses and other current assets	198.9	191.0
Deferred income taxes	93.0	86.7
Total current assets	1,899.1	1,856.4
Property and equipment, net	605.7	500.2
Goodwill	2,096.0	1,530.7
Other intangible assets, net	2,158.0	1,913.6
Deferred income taxes	13.6	10.4
Other noncurrent assets	252.5	207.6
TOTAL ASSETS	$7,024.9	$6,018.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$796.8	$748.4
Accrued expenses and other current liabilities	771.8	719.2
Short-term debt and current portion of long-term debt	133.5	28.8
Income and other taxes payable	18.3	22.4
Deferred income taxes	9.8	7.4
Total current liabilities	1,730.2	1,526.2
Long-term debt	3,997.0	2,605.9
Pension and other post-employment benefits	207.2	206.5
Deferred income taxes	380.2	352.6
Other noncurrent liabilities	176.3	256.7
Total liabilities	6,490.9	4,947.9
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	79.0	86.3
EQUITY:
Common Stock	4.0	3.9
Additional paid-in capital	2,034.8	2,044.4
Accumulated deficit	(6.0)	(193.9)
Accumulated other comprehensive loss	(250.9)	(274.0)
Treasury stock	(1,338.5)	(610.6)
Total Coty Inc. stockholders’ equity	443.4	969.8
Noncontrolling interests	11.6	14.9
Total equity	455.0	984.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$7,024.9	$6,018.9

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 210.4	$ 233.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	171.0	172.6
Asset impairment charges	5.5	—
Deferred income taxes	(102.6)	(7.4)
Provision for bad debts	1.9	1.6
Provision for pension and other post-employment benefits	9.3	15.7
Share-based compensation	18.4	5.9
Gain on sale of asset	—	(7.2)
Loss on early extinguishment of debt	3.1	88.8
Foreign exchange effects	(4.9)	28.3
Other	18.0	5.0
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(0.9)	(34.0)
Inventories	25.0	36.7
Prepaid expenses and other current assets	10.9	20.1
Accounts payable	50.4	(82.1)
Accrued expenses and other current liabilities	39.9	(32.0)
Tax accruals	(31.0)	(42.7)
Other noncurrent assets	8.8	5.3
Other noncurrent liabilities	12.1	(20.2)
Net cash provided by operating activities	445.3	388.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115.3)	(135.0)
Payment for business combinations, net of cash acquired	(897.3)	(0.6)
Additions of goodwill	—	(30.0)
Proceeds from sale of asset	0.2	14.4
Payments related to loss on foreign currency contracts	(29.6)	—
Net cash used in investing activities	(1,042.0)	(151.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	17.0	637.5
Repayments of short-term debt, original maturity more than three months	(22.2)	(631.4)
Net (payments) proceeds from short-term debt, original maturity less than three months	6.1	14.0
Proceeds from revolving loan facilities	1,590.0	768.5
Repayments of revolving loan facilities	(620.0)	(590.5)
Proceeds from term loans	2,979.6	800.0
Repayments of term loans	(2,474.7)	(200.0)
Proceeds from issuance of long-term debt	—	0.9
Repayment of Senior Notes	—	(584.6)
Dividend payment	(89.0)	(71.0)
Net proceeds from issuance of Class A Common Stock and related tax benefits	36.8	44.5
Net proceeds from issuance of Class A Common Stock to former CEO	—	12.5
Purchase of Class A Common Stock from former CEO	—	(42.0)
Payments for purchases of Class A Common Stock held as Treasury Stock	(727.9)	(263.1)
Net proceeds from (distributions for) foreign currency contracts	8.9	(27.5)
Payment for business combinations – contingent consideration	—	(0.8)
Payments for mandatorily redeemable noncontrolling interests	(1.7)	—
Proceeds from noncontrolling interests	—	1.8
Distributions to noncontrolling interests	(15.4)	—
Purchase of additional noncontrolling interests	—	(14.9)
Distributions to redeemable noncontrolling interests	(8.1)	(5.0)
Payment of deferred financing fees	(56.3)	(11.2)
Other	(1.4)	—
Net cash provided by (used in) financing activities	621.7	(162.3)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	0.3	(168.6)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25.3	(93.9)
CASH AND CASH EQUIVALENTS—Beginning of period	341.3	1,238.0
CASH AND CASH EQUIVALENTS—End of period	$ 366.6	$ 1,144.1
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$ 57.8	$ 49.8
Cash paid during the period for income taxes, net of refunds received	89.0	83.2
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$ 39.5	$ 27.3
Non-cash capital contribution associated with special share purchase transaction	13.8	—

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Coty Inc.
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Kevin Monaco, 212-389-6815
or
Media
Jennifer Friedman, 212-389-7175